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                                                                  Exhibit 10.131

                        CONTRACT MANUFACTURING AGREEMENT


         THIS CONTRACT MANUFACTURING AGREEMENT (the "Agreement") is made this 6th day of November, 1997, by and between Ecogen Inc., a Delaware corporation ("Ecogen") and Archer-Daniels-Midland Company, a Delaware corporation ("ADM").

                               W I T N E S S E T H

         WHEREAS, Ecogen desires to obtain from ADM certain fermentation and centrifugation services for its Bacillus thuringiensis based ("Bt") biorational insecticide products and its Aspire yeast product; and

         WHEREAS, ADM as the operator of the Biochem II facility, desires to provide and operate one seed fermenter, one main fermenter, and one westphalia centrifuge, plus support equipment, to produce the Products.

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, it is agreed as follows:

I.       RESPONSIBILITIES

         1.01 ADM shall provide the facility as described in Article II for the production of products as described in Article III (the "Product").

         1.02 In connection with the contract manufacturing of the Products for Ecogen, ADM shall provide the following:

                  (a) Management, manufacturing and laboratory operations personnel with specific responsibility for the Products;

                  (b)      Utilities;

                  (c)      Maintenance;

                  (d)      Operating permits;

                  (e) Records of production from process control systems, samples per schedule 1.02(e), shipping records and weigh tickets;

                  (f)      Waste disposal of by-products and failed batches;

                  (g) Notification to Ecogen should any more toll manufacturing be


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                           introduced to the facility;

                  (h)      Quality control supervision and shipping of samples;
                           and

                  (i)      Storage of raw materials and cultures.

         1.03 In connection with such contract manufacturing, Ecogen shall provide the following:

                  (a)      Technical personnel when required;

                  (b) All operating and quality control protocols an example of which is shown on Schedule 1.03(b);

                  (c)      Cultures;

                  (d) Raw materials (to be purchased from ADM when efficacy is competitive);

                  (e)      Product specifications;

                  (f) Safety and usage information relative to the raw materials and the Products;

                  (g) Transportation from the subject facility (ADM Trucking to be used where applicable and competitive); and

                  (h)      Production scheduling.

II.      FACILITY

         2.01 In order to provide the Products, ADM intends to use the facility known as BioChem II when used for producing ADM's own products (the "Facility"). The following equipment at the Facility will be used to produce the Products.

                  (a)      one nominal 21,500 gal fermenter;

                  (b)      one nominal 2,000 gal seed fermenter;

                  (c)      westphalia centrifuge; and

                  (d) support equipment, as necessary to operate this equipment.

                  If the westphalia centrifuge is down for maintenance, then a second centrifuge will be provided to complete centrifugation before next batch is


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                  completed.

         2.02 If during the term of this Agreement, Ecogen has product demand which requires additional fermenters and centrifuges and if ADM has available additional fermenters and centrifuges, the parties agree to negotiate in good faith the providing of the second fermenter or centrifuge and a price to do so. Whether a fermenter or centrifuge is considered available is within ADM's sole and absolute discretion.

III.     PRODUCTS

         3.01 Products to be produced by ADM for Ecogen are to be Ecogen's own Bt products and Ecogen's Aspire yeast product.

IV.      TERM OF AGREEMENT

         4.01 The term of this Agreement shall commence on July 1, 1997 (the "Effective Date") and shall continue through December 31, 1999 unless earlier terminated in accordance with the provisions of this Agreement. The term of this Agreement shall be extended for additional periods of one year (up to a maximum of five additional years) unless either party provide written notice to the other of its intention to terminate the Agreement, such notice to be given at least eleven months prior to the end of the then current term for ADM, and two months prior to the end of the current term for Ecogen.

         4.02 Ecogen may terminate this Agreement on July 1, 1998, July 1, 1999 or December 31, 1999 with two (2) months written notice.

         4.03 In the event of a material breach of this Agreement, the non-breaching party may terminate this Agreement by providing written notice to the other party of the nature of the breach and intent to terminate. Termination will be effective thirty
                  (30) days (ten (10) days in the case of non-payment of an invoice) after such notice unless the breach has been corrected by that time; in the event any such breach can not be reasonably cured within thirty (30) days, the parties may, but need not, agree in writing upon an alternative Schedule to cure such breach.

         4.04 In the event of (i) the institution by or against either party of insolvency, receivership, bankruptcy, or similar proceedings; (ii) either party making an assignment for the benefit of creditors; or (iii) either party's dissolution, the other party may terminate this Agreement by providing written notice to the other party.

V.       PAYMENT

         5.01 ACCESS FEE REIMBURSEMENT. As consideration for the services provided


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                  under this Agreement, Ecogen shall pay to ADM an access fee in the amount of * per year

                  The total amount of the annual access fee is due and owing in advance from Ecogen on July 1 of each year this Agreement is in effect. Payment shall be made monthly in advance in 1/12th increments. Payment is guaranteed by a letter of credit fixed at * and a second letter of credit fixed at * to cover operating cost exposure. During the final six (6) months of the contract the * letter of credit may decline by 1/6th of its value each month.

                  Until the end of 1997 an alternate to a letter of credit would be to prepay service fees also at the estimated usage for the month of fermenter runs, ADM raw materials and CRYMAX dryer pounds.

         5.02 SERVICE FEE REIMBURSEMENT. As consideration for the services provided under this Agreement, ADM shall invoice Ecogen on a monthly basis in arrears for the number of successful batches produced. Successful batches are defined as batches which meet the specifications listed in Schedule 5.02. The exception is that batches which are not successful per Schedule 5.02, but are used (not discarded) are considered successful.

                  (a) The invoice quantity per batch is * plus the previous months average market price for all raw materials provide from ADM and the actual cost of any other raw materials purchased by ADM. Provided at month's end the average batch gives finished concentrated active ingredient totals in excess of the following:

                           (i)      CRYMAX:  *

                           (ii)     Cutlass:  *

                           (iii)    Lepinox:  *

                           (iv)     Condor:  *

                           (v)      Aspire:  *




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* Confidential Treatment Requested

                  (b) If the average finished concentrated active ingredient totals per batch is less than the 90% number listed in 5.02(a) (i) - (v) the *


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                           invoice plus the average actual raw material cost
                           defined in 5.02(a) prorated by the ratio of the actual average batch total as the numerator and the standard average shown in 5.02(a) (i) - (iv) as the denominator.

                  (c) CRYMAX will be billed to Ecogen at * per pound until the drier is moved. Ecogen will use its best efforts to move the drier as soon as possible.

         5.03 INFLATION ADJUSTMENTS. The service fee to be paid by Purchaser for fermentation batches, ordered by Purchaser for delivery after December 31, 1997 shall be determined for each subsequent calendar year by multiplying the Prices set forth in 5.02 by a fraction, the denominator of which is the Producer Price Index figure published for June, 1997 (which the parties agree was 146.9) and the numerator of which is the Producer Price Index published on or most immediately prior to January 1 of the calendar year for which Prices are being determined. The Producer Price Index used shall be the United States Department of Labor, Bureau of Labor Statistics Producer Price Index, Manufacturing Industries, Chemical and Allied Products Group, Code 28 or the successor index thereto.

         5.04 INVOICE PAYMENT TERMS. Ecogen shall make full payment, without setoff, within twenty (20) days from the date of invoice; provided, however, in the event an invoice is disputed, Ecogen shall within said period, pay the undisputed amount and provide ADM with a written position on the disputed portion.

         5.05 Ecogen required improvements to the facility described in 2.01 shall be completed by ADM as soon as reasonably possible and shall be paid for by Ecogen when invoiced per section 5.04.

VI.      LICENSE, AND MANUFACTURING RIGHTS

         6.01 Ecogen grants ADM a non-exclusive license to use but no rights to sublicense, during the term of this Agreement, all proprietary rights of Ecogen required by ADM to carry out its obligations under this Agreement.





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* Confidential Treatment Requested


VII.     PERFORMANCE OBLIGATIONS


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         7.01     ADM and Ecogen shall use their best efforts to perform their respective obligations hereunder in a manner which will allow the successful production of Products under this Agreement.

VIII.    TITLE TO PRODUCT

         8.01 Ecogen shall take title to Products at the point such Products are shipped from the Facility.

         8.02     Title to the Facility shall at all times be and remain in ADM.

IX.      LIABILITY

         9.01 ADM shall have no liability for the Products or their use, if any or the performance or activities of its employees provided to Ecogen. Ecogen shall defend, indemnify and hold ADM, its affiliated companies and their respective directors, officers, employees and agents harmless from and against any and all claims, actions, causes of action, judgments, awards, penalties, costs and fees (including reasonable attorneys fees) arising out of the use of or in any way connected with the Products or the operation of the Facility pursuant to this Agreement.

X.       INSURANCE

         10.01 Ecogen shall maintain the certificate of general liability and product liability insurance coverage as shown on Schedule 10 or if canceled, provide ADM with another certificate of general liability and product liability insurance evidencing Two Million Dollars ($2,000,000) of coverage with a reputable company or companies. ADM shall be named as an additional insured party on all such policies. In addition, if allowed by law, Ecogen shall cause its workers compensation carrier to waive subrogation against ADM, its affiliated companies and their respective directors, officers, employees and agents.

XI.      FORCE MAJEURE

         11.01 Neither party shall be liable to the other for delay or failure in the performance of its obligations contained in this Agreement to the extent such failure results from any one or more of the following: (a) acts of God, or public enemy or war (declared or undeclared); (b) acts of governmental or quasi-governmental authorities of the United States or any foreign country, or any political subdivision thereof, or of any department or agency thereof, or regulations or restrictions imposed by law or by court action, except as they may result from the unreasonable failure of the party to perform as required hereunder; (c) acts of persons engaged in subversive activities or sabotage; (d) fires, floods, explosions or other


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                  catastrophes; (e) epidemics or quarantine restrictions; (f)
                  strikes, or similar labor disruptions; (g) freight embargoes, or interruption of transportation; (h) unusually severe weather; (i) any other extraordinary causes, similar or dissimilar, beyond the reasonable control of the party concerned; and provided that the due diligence is exercised to cure such cause and resume performance, and the time for performance by such party shall be extended by a period of any such delay. The party affected by force majeure shall promptly notify the other of the existence and expected duration of the force majeure condition.

         11.02    During the term of this Agreement and for the period of five
                  (5) years after the termination or expiration of this Agreement, ADM agrees to treat as confidential all information of Ecogen and its manufacturing partners relative to the Products manufactured by ADM for Ecogen under this Agreement, shall not use such information except as contemplated herein, and shall not disclose such information to any third party, except to the extent that the information (a) was already known to ADM at the time of disclosure by Ecogen, (b) is in or through no fault of ADM enters the public domain, (c) is received without obligations of confidentiality or limited use from a third party having the right to disclose the same to ADM, (d) is independently developed by ADM, or (e) is required to be disclosed pursuant to a valid court order or lawful subpoena provided notice was given to Ecogen in sufficient time for Ecogen to seek a protective order or other relief.

         12.03 During the term of this Agreement and for a period of five (5) years after the termination or expiration of this Agreement, Ecogen agrees to treat as confidential all information of ADM and its manufacturing partners provided to Ecogen by ADM in connection with this Agreement, shall not use such information except as contemplated herein, and shall not disclose such information to any third party, except to the extent that the information (a) was already known to Ecogen at the time of disclosure by ADM, (b) is in or through no fault of Ecogen enters the public domain, (c) is received from a third party having the right to disclose the same to Ecogen, (d) is independently developed by Ecogen, or (e) is required to be disclosed pursuant to a valid court order or lawful subpoena.

XIII.    NOTICE

         13.01 Any notices required or permitted hereunder shall be effective on the mailing thereof if placed in the U.S. mail, certified or registered mail, return receipt requested and deposited postage prepaid, addressed to:

                       ADM:       Archer-Daniels-Midland Company
                                  P.O. Box 1470
                                  Decatur, IL  62525
                                  Attention:  President, Bio-Products Division


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                       with a copy to:

                                  Archer-Daniels-Midland Company
                                  P.O. Box 1470
                                  Decatur, IL  62525
                                  Attention: General Counsel

                                  Ecogen:  Ecogen Inc.
                                  2005 Cabot Boulevard West
                                  Langhorne, PA 19047
                                  Attention: President

                       with a copy to:

                                  Ecogen Inc.
                                  2005 Cabot Boulevard West
                                  Langhorne, PA  19047
                                  Attention: General Counsel

XIV.     ASSIGNMENT

         14.01 This Agreement will be binding and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment (including assignment by operation of law), delegation or other use of any right or duty under this Agreement may be made by either party without the written consent of the other party, except that either party may at any time assign and delegate its mutual rights and duties to a purchaser of all or substantially all of its stock or assets or to the surviving entity in a merger, consolidation or other corporate reorganization in which the party participates, as long as such surviving entity or purchaser shall expressly assume in writing the performance of this Agreement.

XV.      SEVERABILITY.

         15.01 If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve, as nearly as possible, the same economic effect as the original provision and the remainder of this Agreement shall remain in full force.



XVI.     GOVERNING LAW.

         16.01 This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding any conflict of law principles of the State of Illinois which may require the application of the laws of another jurisdiction. The courts of the State of Illinois, the personal


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                  jurisdiction to which each of the parties of this Agreement voluntarily submits, shall have the exclusive jurisdiction to hear and decide any dispute or controversy concerning this Agreement.

XVII.    ARBITRATION.

         17.01 In the event of a dispute between the parties arising out of this Agreement or any part of it, or their performance under it, the dispute shall be submitted to binding arbitration in Chicago, Illinois, in accordance with the Commercial Rules then in effect of the American Arbitration Association.

XVIII.   ANNOUNCEMENTS.

         18.01 Neither party shall make any announcements relative to the Agreement without the prior written consent of the other party except as required by law.

XIX.     Entire Agreement.

         19.01 This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior agreements and understandings. This Agreement cannot be amended or modified except in writing duly executed by each party.


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         IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date first above written.


                                ARCHER-DANIELS-MIDLAND COMPANY


                                By:  /s/ Brian Peterson
                                   -------------------------------------
                                     Brian Peterson



                                ECOGEN INC.

                                By:  /s/ James P. Reilly, Jr.
                                   -------------------------------------
                                     James P. Reilly, Jr.
                                     Chairman & Chief Executive Officer


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